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                                                                     Exhibit 2.1
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                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF

                                NOVEMBER 20, 1997

                                     BETWEEN


                             J.M. HUBER CORPORATION

                                       AND

                              ROBBINS & MYERS, INC.

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                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "AGREEMENT") dated as of November 20, 1997, between J.M. Huber Corporation, a New Jersey corporation ("SELLER"), and Robbins & Myers, Inc., an Ohio corporation ("ACQUIROR").

                                    RECITALS:

         A. Seller owns all of the issued and outstanding capital stock (the "STOCK") of Flow Control Equipment, Inc., a Delaware corporation ("FCE"), which owns all of the issued and outstanding shares of FCE Flow Control Equipment Ltd., an Alberta corporation ("FCE LTD." and, together with FCE, the "COMPANIES").

         B. The Companies presently conduct the business of manufacturing, distributing and selling Industrial Flow Control Products and Oil Field Products.

         C. Seller and Acquiror have determined to enter into this Agreement which, among other things, provides for Seller to sell, transfer and convey ("TRANSFER") to Acquiror, and Acquiror to purchase and receive from Seller, all of the issued and outstanding Stock.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Acquiror and Seller hereby agree as follows:


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                                    ARTICLE I
                                  DEFINITIONS

         1.1 DEFINITIONS. The following terms used herein shall have the following meanings: "ACCOUNTANTS" has the meaning set forth in Section 2.4(c). "ACQUIROR" means Robbins & Myers, Inc., an Ohio corporation.

         "ACT" means the Securities Act of 1933, as amended.

         "AFFILIATE" means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under the common control with such Person. For the purposes of this definition, the term "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGREEMENT" means this Stock Purchase Agreement, together with the Schedules hereto.

         "ANTITRUST DIVISION" means the Antitrust Division of the Department of Justice.

         "BENEFIT ARRANGEMENT" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) that requires payment by FCE or FCE Ltd. and provides for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that is not an Employee Plan.


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         "BUSINESS" means, whether as part of the Industrial Flow Control
Products business or the Oil Field Products business, the engineering, design, manufacture, marketing, distribution or sale of products, parts, accessories or services offered for sale by either of the Companies during 1997, (the "Current Products and Services"), and any products or services which now or hereafter are developed for the same applications as those for which the Current Products and Services are used. Current Products and Services include, among others, rod guides, stuffing boxes, blow-out preventers, ball valves, needlevalves, plug valves, casing heads, chokes and hammer unions for applications in the oil and gas industry and quick opening closures, lubricated plug valves, and other flow control products for gas transmission and distribution applications.

         "CLOSING" has the meaning set forth in Section 2.3.

         "CLOSING CONDITION MATERIAL ADVERSE EFFECT" means, with respect to the Companies, such state of facts, event, change or effect as has had, or would reasonably be expected to have, a material adverse effect (i) on the business, results of operations, or financial condition of the Companies taken as a whole, other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting Persons in businesses similar to the Business, or (ii) on the ability of Seller to consummate the transactions contemplated by this Agreement.

         "CLOSING DATE" has the meaning set forth in Section 2.3.

         "CLOSING DATE BALANCE SHEET" has the meaning set forth in Section
2.4(a).

         "COMPANIES" has the meaning set forth in Recital "A."

         "COMPANIES' BENEFITS" has the meaning set forth in Section 3.10.


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         "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated
September 16, 1997 between Seller and Acquiror.

         "CONTRACT" means and includes any of the following which either of the Companies is a party to, is bound by, or by which any property or assets of either of them may be bound: (i) all real property leases; (ii) all leases of tangible personal property having rentals in excess of $50,000 due over the remaining term of the lease; (iii) all active franchise, dealer, or other distribution agreements pursuant to which either of the Companies sells or otherwise distributes its products or services or pursuant to which any person sells or otherwise distributes products or services of either of the Companies that cannot be terminated by the Companies on notice of 90 days or less without material penalty or charge; (iv) any material agreement involving the licensing of Proprietary Information that requires payments by the Companies in any twelve-month period in excess of $10,000; (v) any confidentiality agreement that remains effective that was entered into by the Companies in connection with an acquisition or potential acquisition of a business by the Companies; (vi) any agreement, arrangement, or commitment which materially restricts the conduct of any line of business by either of the Companies; (vii) any agreement, for which either of the Companies will have a liability after the Effective Time, with or benefitting any director or officer of either of the Companies or with or benefitting any Affiliate of Seller and which provides for aggregate payments by the Companies in any calendar year in excess of $60,000, exclusive of salary and payments under Employee Plans or a Benefit Arrangement applicable to more than two persons; (viii) any agreement, indenture or other instrument relating to the borrowing of money by either of the Companies that will not be discharged at or prior to the Effective Time; (ix) any agreement pursuant to which either of the Companies is obligated to lend money or make advances to any person (other than routine advances to any employee,




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deposits or advances in respect of products purchased in the ordinary course of business, and advances made to an employee in connection with the relocation of such employee by either of the Companies); (x) any agreement, arrangement or commitment to guarantee the obligations of or to indemnify or exonerate from liability any director or officer of either of the Companies (other than pursuant to applicable law or the charter or by-laws of either of the Companies); (xi) any Tax allocation or Tax sharing agreement that will not be terminated at or prior to the Effective Time; (xii) any agreement or arrangement relating to the voting or disposition of any securities of either of the Companies (other than pursuant to applicable law or the charter or by-laws of either of the Companies); (xiii) any other contract, commitment, agreement, guarantee agreement or understanding, whether written or oral, which involves more than $500,000 and is not terminable without penalty upon not more than 90 days' notice; and (xiv) any material partnership, joint venture, or other agreement pursuant to which any of the Companies holds an equity interest in any person or entity (other than publicly traded securities held in an Employee
Plan).

         "DIRECTING PARTY" has the meaning set forth in Section 9.1(e).

         "EFFECTIVE TIME" means 11:59 p.m. on the Closing Date.

         "EMPLOYEE PLAN" means any "employee benefit plan," as defined in
Section 3(3) of ERISA.

         "EMPLOYEES" means the employees of the Companies immediately prior to the Closing.

         "ENVIRONMENTAL LAWS" means any and all Laws existing on the Closing Date relating to discharge or releases of Hazardous Materials into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, use,

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treatment, storage, disposal, or handling of Hazardous Materials or the clean-up or other remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "FCE" has the meaning set forth in Recital A.

         "FCE BYLAWS" means the bylaws of FCE as in effect on the date hereof.

         "FCE CHARTER" means the certificate of incorporation of FCE as in effect on the date hereof.

         "FCE LTD." has the meaning set forth in Recital A.

         "FCE LTD. BYLAWS" means the bylaws of FCE Ltd. as in effect on the date hereof.

         "FCE LTD. CHARTER" means the articles of incorporation of FCE Ltd. as in effect on the date hereof.

         "FINAL NET WORTH" has the meaning set forth in Section 2.5.

         "FINANCIAL STATEMENTS" means the audited consolidated balance sheets of the Company as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal year ended on December 31, 1996 and 1995, copies of which are attached hereto as
Schedule 3.14.

         "FORMER PROPERTIES" has the meaning set forth in Section 10.3.

         "FTC" means the Federal Trade Commission.

         "GAAP" means United States generally accepted accounting principles taken as a whole applied in a manner consistent with the Financial Statements.


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         "GAAP EXCEPTIONS" means (i) such departures from GAAP as are listed in
Note 1 to the December 31, 1996 Financial Statements (ii) deferred taxes and any liability for Taxes payable by Seller pursuant to this Agreement shall be eliminated, and (iii) no liability shall be recorded to reflect any acceleration made under Section 5.8 of that certain Acquisition Agreement dated July 31, 1996 between FCE Ltd. and Enterra Patco Oilfield Products Limited or under Section
5.8 of that certain Acquisition Agreement dated July 31, 1996, between FCE and Enterra Patco Oilfield Products, Inc.

         "GOVERNMENTAL ENTITY" means any United States or Canadian federal, state, local provincial or municipal government, court, administrative agency or commission or other governmental or other regulatory authority or agency.

         "HAZARDOUS MATERIALS" means any substance defined as toxic, radioactive or otherwise hazardous under any Laws and petroleum and any constituent thereof.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HSR FILINGS" means any filings required under the HSR Act.

         "INDUSTRIAL FLOW CONTROL PRODUCTS" means the products manufactured and sold by the Companies that are listed on Schedule 1.1(a) hereto.

         "INTERCOMPANY ACCOUNTS" means any amount owed between either of the Companies, on the one hand, and Seller or any of Seller's Affiliates (other than one of the Companies), on the other hand, including those amounts recorded as receivables for, or payables with respect to, health and medical, workers' compensation and other employee-related insurance plans, but excluding amounts owed in respect of products or services purchased in the ordinary course of business.




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         "INTERIM BALANCE SHEET" means the unaudited consolidated balance sheet of the Companies dated as of August 31, 1997 attached hereto as Schedule 1.1(c).

         "INTERIM FINANCIAL STATEMENTS" means the unaudited consolidated statement of operations for the eight-month period ended August 31, 1997 attached hereto as Schedule 1.1(d) and the Interim Balance Sheet.

         "LAWS" means all applicable laws, regulations, rules, judgments, orders and decrees of Governmental Entities.

         "LEASED REAL PROPERTY" means the land, buildings or other real property listed on Schedule 3.5 as currently being leased by either of the Companies.

         "LIABILITIES" has the meaning set forth in Section 10.2.

         "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, restriction on voting or transfer, or other encumbrance.

         "MATERIAL" when used herein to limit a representation or warranty of a party shall be interpreted as follows:

                (i) whenever any representation or warranty of Seller contains an exception or limitation relating to "materiality," "material adverse" events or omissions, "material adverse effects" or similar concepts (other than "Closing Condition Material Adverse Effect") (collectively, "Materiality Tests"), such Materiality Tests shall be deemed to have been met (i.e., such events or omissions shall be deemed to be "material," "materially adverse," have a "material adverse effect" or otherwise meet a similar test), and such representation or warranty shall be deemed to have been breached, if such breach results in an adverse impact with respect to the Companies' assets of $100,000 or an adverse impact with respect to the Companies' consolidated earnings of $100,000;




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         provided, however, that such Materiality Tests shall be deemed not to have been met and no breach shall be deemed to have occurred if the event or omission results from events, changes or development relating to the economy in general or resulting from industry-wide developments affecting Persons in businesses similar to the Business; and

               (ii) whenever any representation or warranty of Acquiror contains a Materiality Test, such representation or warranty shall be deemed to have been breached, if such breach results in an adverse impact with respect to Seller's assets of $100,000 or an adverse impact with respect to Seller's earnings of $100,000.

         "NET WORTH" means the amount by which total assets exceed total liabilities as determined by the Closing Date Balance Sheet.

         "NONCOMPETITION AGREEMENT" means an agreement in the form attached as Exhibit A to be entered into between Seller and Acquiror at the Closing.

         "OBJECTION NOTICE" has the meaning set forth in Section 2.4(b).

         "OBJECTION PERIOD" has the meaning set forth in Section 2.4(b).

         "OIL FIELD PRODUCTS" means the products manufactured and sold by the Companies that are listed on Schedule 1.1(b) hereto.

         "OWNED REAL PROPERTY" means the land, buildings, and other real property located at the premises listed on Schedule 3.5 as currently being owned by the Company.

         "PERMIT" means any license, franchise, permit, concession, approval or registration from, of or with a Governmental Entity.

         "PERMITTED LIENS" means (i) Liens for Taxes not yet due and payable or being contested in good faith, (ii) mechanic's and materialman's Liens and other Liens arising as a matter of Law,




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(iii) purchase money security interests and (iv) Liens and imperfections of title that do not individually or in the aggregate materially detract from the value, or impair the use, of the assets as presently used.

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including without limitation, a Governmental Entity.

         "PRODUCTS" means Industrial Flow Control Products and Oil Field
Products.

         "PROPRIETARY INFORMATION" means all rights of any of the Companies under any patent, trademark, service mark, trade name or copyright (or registrations or applications therefor) and all other intellectual property rights, inventions, know-how, confidential business information, trade secrets or proprietary information, drawings, processes and formulae used in the Business.

         "PURCHASE PRICE" has the meaning set forth in Section 2.2.

         "RECORDS" means, in the case of each of the Companies, all books and records of the Company including, without limitation, its tax returns, minute books, stock records, general ledger, all property and equipment records, production records, engineering records, purchasing and sales records, personnel and payroll records, accounting records, magnetic copies of computer files and documentation, customer and vendor lists, and other records and files of the Company kept in the ordinary course of its business and in the possession of the Companies, Seller, or any Affiliate of Seller.

         "SELLER" means J. M. Huber Corporation, a New Jersey corporation.

         "STOCK" has the meaning set forth in Recital "A."




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         "TAX" means any United States or Canadian federal, state, local, provincial or municipal net income, gross income, gross receipts, sales, goods and services, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, stamp, occupation, property, customs, duties or other type of fiscal levy and all other taxes of any kind whatsoever, together with any interest and penalties imposed or assessed with respect thereto.

         "TAX RETURN" means any return, report, statement, information statement or similar document required to be filed with any Governmental Entity with respect to Taxes.

         "THRESHOLD" has the meaning set forth in Section 10.4(a).

         "TRANSFER" has the meaning set forth in Recital "C."

         "WARN" has the meaning set forth in Section 6.3.

                                   ARTICLE II
                         PURCHASE AND SALE OF THE STOCK

         2.1 Sale and Transfer of the Stock. Subject to the conditions to Closing set forth in Article VII herein, at the Closing Seller will Transfer to Acquiror, and Acquiror will purchase and accept from Seller, all of the Stock.

         2.2 Payment. In consideration of the Transfer of the Stock and the other undertakings of Seller under this Agreement, at the Closing Acquiror will pay to Seller $108,500,000 (the "PURCHASE PRICE") via wire transfer of immediately available funds to an account designated by Seller.

         2.3 Closing. Unless this Agreement has been terminated and the transactions contemplated under this Agreement have been abandoned pursuant to
Section 8.1 and subject to the fulfillment or, if permitted, waiver of the conditions set forth in Article VII, the closing of the Transfer of the Stock (the "CLOSING") will take place at the offices of Jones, Day, Reavis &




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Pogue, Dallas, Texas at 9:00 a.m. on the later of the (i) fifth business day following the fulfillment or, if permissible, waiver of the conditions set forth in Section 7.1 or (ii) December 19, 1997, unless another date or time is agreed to in writing by the parties to this Agreement (the "CLOSING DATE"). The Closing will be effective as of the Effective Time.



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         2.4 Net Worth Statement.

                  (a) As promptly as practicable and in any event within 70 days after the Closing Date, Seller will prepare and deliver to Acquiror (i) a consolidated balance sheet of the Companies immediately prior to the Effective Time prepared in accordance with GAAP except for the GAAP Exceptions (the "CLOSING DATE BALANCE SHEET"), (ii) a certificate of Seller (the "NET WORTH STATEMENT") based on the Closing Date Balance Sheet setting forth Seller's calculation of the Net Worth and (iii) a report (the "Report") of KPMG Peat Marwick to the effect that they have audited the Closing Date Balance Sheet in accordance with generally accepted auditing standards (the "Audit") and that the Closing Date Balance Sheet presents fairly, in accordance with GAAP and in all material respects, the financial condition of the Companies on a consolidated basis, subject to the GAAP Exceptions, immediately prior to the Effective Time. The cost of the Report and the Audit shall be paid by Acquiror. Seller will afford representatives of Acquiror the opportunity to participate in and review Seller's preparation of the Closing Date Balance Sheet and the Net Worth Statement, including without limitation the opportunity to observe any physical inventory count and other accounting procedures. If Acquiror and Seller agree upon the calculation of the Net Worth within 30 days after the delivery to Acquiror of the Closing Date Balance Sheet and Net Worth Statement, Sections 2.4(b) and 2.4(c) will not apply; however, if Acquiror and Seller do not so agree, then Sections 2.4(b) and 2.4(c) will apply.

                  (b) If Acquiror disagrees with Seller's calculation of the Net Worth, Acquiror may, within 30 days (the "OBJECTION PERIOD") after the delivery to Acquiror of the Closing Date Balance Sheet and Net Worth Statement, deliver a notice (the "OBJECTION NOTICE") to Seller disputing such calculation and setting forth Acquiror's calculation thereof. Any Objection Notice




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shall specify in reasonable detail those items or amounts as to which Acquiror disagrees, and Acquiror shall be deemed to have agreed with all other items and amounts contained in the Closing Date Balance Sheet (except such items as may reasonably be affected by the items as to which Acquiror has disagreed). If Acquiror does not deliver the Objection Notice within the Objection Period, Acquiror shall be deemed to agree in all respects with Seller's calculation of the Net Worth.

                  (c) If an Objection Notice shall be properly and timely delivered, Acquiror and Seller shall cause Deloitte & Touche, Houston, Texas (or, if they are unable or unwilling to serve, a firm of independent accountants of nationally recognized standing reasonably satisfactory to Acquiror and Seller (which shall not have any material relationship with Acquiror, Seller or the Companies)) (the "ACCOUNTANTS") to promptly review this Agreement and the disputed items or amounts for the purpose of calculating the Net Worth. In making such calculation, the Accountants shall independently determine Net Worth in accordance with this Agreement and shall deliver to Acquiror and Seller, as promptly as practicable, a written report setting forth their calculation of Net Worth. If such calculation is between Seller's and Acquiror's calculation of Net Worth, then the Accountants' determination shall be used for purposes of this
Article II. If such calculation is not between Seller's and Acquiror's calculation of Net Worth, then the Net Worth that is closest to the Net Worth calculated by the Accountants shall be used for purposes of this Article II. The cost of the Accountants' review and report shall be divided equally between Seller and Acquiror.

                  (d) Each of Acquiror and Seller will cooperate and assist in the preparation of the Closing Date Balance Sheet and the Net Worth Statement and in the conduct of the reviews




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referred to in this Section 2.4, including, without limitation, Acquiror making available to the extent necessary or helpful books, records, work papers and personnel of the Companies.

         2.5 Net Worth Adjustment. If the Final Net Worth is calculated to be in excess of $26,000,000, Acquiror shall have no obligation to pay to Seller the amount of such excess. If the Final Net Worth is calculated to be less than $26,000,000, Seller shall pay to Acquiror within five days of such final calculation the amount of such deficiency; provided, however, that to the extent there is a deficiency and such deficiency is caused in whole or in part by an increase in accruals for matters that Seller will pay directly pursuant to the terms of this Agreement (including Article X), such deficiency shall be reduced by the amount of the accrual increase over that included in the Interim Balance Sheet. "FINAL NET WORTH" means the amount of the Net Worth as finally determined pursuant to Section 2.4; provided, however, that in no event shall the Final Net Worth be more than Seller's calculation of the Net Worth delivered pursuant to
Section 2.4(a) or less than Acquiror's calculation of the Net Worth delivered pursuant to Section 2.4(b). The amount of any payment to be made pursuant to this Section 2.5 will bear interest from the Closing Date to the date of payment at a rate per annum equal to the lesser of (i) the "Prime Rate" published by The Wall Street Journal, in the "Money Rates" section thereof on the first business day following the Closing Date, or (ii) the maximum rate permitted by applicable Law. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.




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                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Acquiror as follows:

         3.1 Corporate Organization and Qualification. Each of Seller, FCE and FCE Ltd. is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Seller, FCE and FCE Ltd. is duly qualified as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failures so to qualify which would not have, individually or in the aggregate, a material adverse effect. Each of Seller, FCE and FCE Ltd. has the requisite corporate power and authority to own and operate its properties and carry on its businesses as they are now being conducted. Seller has heretofore made available to Acquiror true, correct and complete copies of the FCE Charter, FCE Bylaws, FCE Ltd. Charter and FCE Ltd. Bylaws.

         3.2 Corporate Authority. Seller has the requisite corporate power and authority to execute, deliver and carry out the terms of this Agreement and any other agreement or instrument to be executed by and delivered by it in connection with the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and such other agreements and instruments contemplated hereby and thereby and the consummation of the transactions contemplated to be performed hereunder and thereunder have been duly authorized by all necessary corporate actions, including approval of the Board of Directors of Seller. This Agreement is, and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby and thereby will, as of the Effective Time, be, a legal, valid and binding obligation of Seller, enforceable against it in accordance with their




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terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

         3.3 Conflicts and Defaults. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto, nor the consummation by Seller of the transactions contemplated hereby or thereby (i) will violate any provision of the charter or by-laws of Seller, (ii) will, to Seller's knowledge, violate or be in conflict with any applicable law or any applicable judgment, decree, injunction or order of any Governmental Entity, or (iii) subject to obtaining the consents set forth on Schedule 3.3, will, to Seller's knowledge, violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien, upon any of the assets of the Companies under, any term or provision of the charter or by-laws of the Companies or of any contract, commitment, understanding, arrangement, agreement, order, arbitration award, judgment, decree or restriction of any kind or character to which Seller is a party or by which Seller or any of its assets or properties may be bound or affected, other than violations, conflicts, defaults, termination, accelerations or Liens which would not have a material adverse effect on the Companies.

         3.4      Capital Stock.

                  (a) The authorized capital stock of FCE consists of 100,000 shares of voting common stock, par value $.10 per share of which 1,000 shares are issued and outstanding and 10,000 shares of preferred stock, par value $.10 per share, of which no shares are issued and outstanding. The Stock constitutes all of the issued and outstanding capital stock of FCE. Seller is the registered and beneficial owner of the Stock, free and clear of any Liens.




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                  (b) The Stock has been duly authorized and validly issued and is fully paid and non-assessable. There are no (i) securities of Seller or FCE convertible into or exchangeable for shares of capital stock of FCE, (ii) warrants, options or other rights to acquire from Seller or FCE, or other obligations of Seller or FCE to issue, any capital stock or securities convertible into or exchangeable for capital stock of FCE, or (iii) bonds, debentures, notes or other obligations or securities of Seller or FCE the holders of which have the right to vote with the stockholders of FCE on any matter submitted for the vote of FCE stockholders.

                  (c) The authorized capital stock of FCE Ltd. consists of an unlimited number of Class "A" common voting shares, of which 1,001,000 shares are issued and outstanding, an unlimited number of Class "B" common voting shares, of which no shares are issued and outstanding, an unlimited number of Class "C" non-voting shares, of which no shares are issued and outstanding, and an unlimited number of preferred shares, of which no shares are issued and outstanding. FCE is the registered and beneficial owner of all of such issued and outstanding common shares, free and clear of any Liens.

                  (d) All of the issued and outstanding shares of FCE Ltd. have been duly authorized and validly issued and are fully paid and non-assessable. There are no (i) securities of Seller, FCE or FCE Ltd. convertible into or exchangeable for shares of FCE Ltd., (ii) warrants, options or other rights to acquire from Seller, FCE or FCE Ltd., or other obligations of Seller, FCE or FCE Ltd. to issue, any shares or securities convertible into or exchangeable for shares of FCE Ltd., or (iii) bonds, debentures, notes or other obligations or securities of Seller, FCE or FCE Ltd. the holders of which have the right to vote with the shareholders of FCE Ltd. on any matter submitted for the vote of FCE Ltd. shareholders.




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                  (e) Schedule 3.4 sets forth the names of the directors and officers of each of the Companies and the jurisdictions in which each of the Companies is qualified to do business as a foreign corporation.

         3.5 Real Property Schedule. Set forth on Schedule 3.5 is a complete list of all Owned Real Property and Leased Real Property identified by street address. Listed on Schedule 3.5 is any lease, sublease or other agreement under which either of the Companies has rights with respect to the Leased Real Property. None of the Owned Real Property or Leased Real Property is leased or subleased by either of the Companies to another person.

         3.6 Product Warranties. A true and accurate copy of warranties which each of the Companies is presently offering to customers in connection with the sale of its products or the rendering of services is included at Schedule 3.6. Except as disclosed on Schedule 3.6, neither of the Companies is subject to any warranty obligation in connection with goods or services provided by either of them (or the Business when it was operated as a division of Seller) which extends beyond twelve months.

         3.7 Compliance with Applicable Laws. Except as listed in Schedule 3.7,
(i) to Seller's knowledge, each of the Companies is in compliance with all Laws applicable to it, except where the failure to be in compliance would not have, individually or in the aggregate, a material adverse effect and (ii) the Companies have not received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Entity relating to the Companies that would have, individually or in the aggregate, a material adverse effect; provided, however, that this Section 3.7 shall not apply to environmental matters which shall be governed by Section 3.13 only.

         3.8 Litigation. Except as disclosed in Schedule 3.8, there are no civil, criminal or administrative actions or suits pending or, to Seller's knowledge, threatened against FCE or FCE Ltd. that would have, individually or in the aggregate, a material adverse effect if decided adversely. Neither of the Companies is in violation of any material judgment, decree, injunction or order outstanding against either of them.

         3.9 Taxes. As of the Closing Date, (i) each Tax Return required to be filed by the Companies or with respect to their assets or operations that is required to be filed on or before such date (taking into account applicable extensions) will have been filed, (ii) each of such Tax Returns will be true, correct and complete in all respects material to the Companies, and (iii) all Taxes shown thereon as due and owing shall have been paid.

         3.10 Employee Plans and Benefit Arrangements. Schedule 3.10 identifies each Employee Plan and Benefit Arrangement that is entered into, maintained, administered or contributed to, as the case may be, by the Companies or under which they have any material liability or obligation (collectively, the "Companies' Benefits"). Seller has furnished or made available to Acquiror copies or descriptions of the Companies' Benefits (and, if applicable, related trust agreements) and all amendments thereto. To Seller's knowledge, each such of the Companies' Benefits has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable Laws, except where noncompliance would not result in, individually or in the aggregate, a material adverse effect.

         3.11 Labor Relations. Neither of the Companies is a party to any collective bargaining or union contract, and, to Seller's knowledge, no labor union is attempting to gain representation of any employees of the Companies.

         3.12 Contracts. Schedule 3.12 is a true and complete list of all Contracts of either of the Companies other than Employee Plans and Benefit Arrangements of the Companies which are listed or described at Schedule 3.10 and real estate leases which are listed on Schedule 3.5, Seller has furnished or made available to Acquiror true and complete copies of each Contract listed on
Schedule 3.12 and each real estate lease listed on Schedule 3.5. Except as set forth on Schedule 3.12 neither of the Companies is in default in any material respect under any Contract, except for such instances of default which do not, either alone or in the aggregate, materially adversely affect the financial condition or operations of the Companies. There are no persons holding powers of attorney from either of the Companies other than power of attorney relating to export, import and customs matters.

         3.13 Environmental Compliance. Except as disclosed in Schedule 3.13 hereto, to the knowledge of Seller (i) the Companies are in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws applicable to the Companies except where such noncompliance would not, individually or in the aggregate, result in a material adverse effect, (ii) no event, condition, circumstance, activity, practice, incident, or action has occurred or exists that may give rise to any liabilities based on or related to any applicable Environmental Laws or activities regulated thereby, except where such liabilities would not, individually or in the aggregate, result in a material adverse effect, and (iii) there is no civil, criminal or administrative action, suit, demand, claim, hearing, written notice or demand letter, notice of violation or proceeding pending or threatened against the Companies relating in any way to any applicable Environmental Laws that would have, individually or in the aggregate, a material adverse effect if decided adversely. Except as set forth in Schedule 3.13, any Hazardous Materials removed from the Owned Real Property, the Leased Real Property, or any other property currently or previously owned, leased, or operated by either of the Companies during the time the property was owned, leased, or operated by either of the Companies was removed, transported off-site, treated, stored or disposed of in compliance with applicable Environmental Laws, except for such minor instances of noncompliance which do not, either alone or in the aggregate, materially adversely affect the financial condition or operations of the Companies.

         3.14 Financial Statements. The Financial Statements, copies of which are attached hereto as Schedule 3.14, present fairly, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Companies as of the date thereof and its results of operations and cash flows for the fiscal period then ended. The Interim Financial Statements have been presented in a manner consistent with the December 31, 1996 Financial Statements, except for the absence of footnotes, the omission of statements of stockholders' equity and cash flows, and as noted in the Interim Financial Statements.

         3.15 GST Regulation. FCE Ltd. is duly registered with Revenue Canada, Customs and Excise for Goods and Services Tax purposes and its GST registration number is 899772752RT.

         3.16 Proprietary Property. Except as set forth on Schedule 3.8, there are no pending or, to the best of Seller's knowledge, threatened interference, opposition or infringement actions, or any other proceedings with respect to the Proprietary Information. Schedule 3.16 lists all of the patents, registered trademarks, service marks, trade names and registered copyrights and all applications for any of the foregoing which are owned by either of the Companies. Subject to being challenged during any unexpired opposition period provided under applicable law or to being contested as improperly issued under applicable law, one of the Companies will be on the Closing Date the owner and have good title to the such patents and registered trademarks in the listed jurisdictions and, to Seller's knowledge, good title to all of the other Proprietary Information. To Seller's knowledge, each of the Companies has the right to use all of the other Proprietary Information it uses. Acquiror acknowledges that Seller does not make any representation or warranty hereunder that third parties cannot and do not lawfully possess and use in their business trade secrets, know-how, patents, trademarks, service marks, trade names, copyrights, applications for any of the foregoing and other similar proprietary or intellectual property rights or interests which are similar to the Proprietary Information. Except as set forth on Schedule 3.16, to Seller's knowledge, there is no infringement or misappropriation of the Proprietary Information. Notwithstanding anything to the contrary, Seller does not make any representation or warranty with respect to the validity of any patents.

         3.17 Affiliates. No substantial part of the Business is conducted through any Affiliate of Seller other than the Companies.

         3.18 Certain Matters. Except as disclosed on Schedule 3.18, since August 31, 1997 the Companies have not (i) declared, paid, set aside or made any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchased or redeemed, any shares of their capital stock (other than with respect to Taxes as permitted in Section 5.1), (ii) other than in the ordinary course of business, leased, sold or disposed of, or contracted to lease, sell or dispose of, in any single transaction or group of related transactions, any asset or group of assets having a value, or selling price, or aggregate rental, in excess of $100,000, or (iii) other than in the ordinary course of business, leased, purchased or otherwise acquired, in any single transaction or group of related transactions, any asset or group of assets having a purchase price or lease payments in excess of $100,000, except in accordance with the capital expenditure projects or projects listed as Schedule 5.1.

         3.19 Customers and Suppliers. Set forth on Schedule 3.19 are (i) suppliers or other vendors of the Companies from whom the Companies have purchased more than $200,000 in products and services (other than professional services) between January 1, 1997 and October 31, 1997 and (ii) customers who have purchased more than $200,000 in products and services from the Companies between January 1, 1997 and October 31, 1997.

         3.20 Tangible Personal Property. As of the Effective Time, the Companies will have title to the material tangible personal property included in the Closing Date Balance Sheet, free and clear of all Liens other than Permitted Liens.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror hereby represents and warrants to Seller as follows:

         4.1 Corporate Organization and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the businesses conducted, by it require such qualification.

         4.2 Corporate Authority. Acquiror has the requisite corporate power and authority to own and operate its properties and carry on its businesses as they are now being conducted, and to execute, deliver and carry out the terms of the Agreement and any other agreement or instrument to be executed by and delivered by it in connection with the transactions contemplated hereby and thereby. The execution and delivery by Acquiror of this Agreement and such other agreements and instruments contemplated hereby and thereby and the consummation of the transactions contemplated to be performed hereunder and thereunder have been duly authorized by all necessary corporate actions, including approval of the Board of

Directors of Acquiror. This Agreement is, and the other agreements and instruments to be executed and delivered in connection with the transaction contemplated hereby and thereby will, as of the Effective Time, be, a legal, valid and binding obligation of Acquiror, enforceable against it in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

         4.3 Conflicts and Defaults. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Acquiror pursuant hereto, nor the consummation by Acquiror of the transactions contemplated hereby or thereby (i) will violate any provision of the articles of incorporation or code of regulations of Acquiror, (ii) will, to Acquiror's knowledge, violate or be in conflict with any applicable law or any applicable judgment, decree, injunction or order of any Governmental Entity, or (iii) will, to Acquiror's knowledge, violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien, upon any of the assets of the Acquiror under, any term or provision of the charter or by-laws of the Acquiror or of any contract, commitment, understanding, arrangement, agreement, order, arbitration award, judgment, decree or restriction of any kind or character to which Acquiror is a party or by which Acquiror or any of its assets or properties may be bound or affected, other than violations or conflicts which would not have a material adverse effect on the Acquiror.

         4.4 Consents and Approvals. Other than the filing of applicable HSR Filings and the expiration or termination of the applicable waiting period thereunder, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or Person is required with respect to Acquiror in connection with the execution, delivery or performance by Acquiror of its obligations under this Agreement except for consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to obtain or to make would not have, individually or in the aggregate, a material adverse effect on Acquiror's ability to consummate the transactions contemplated by this Agreement.

         4.5 Investment Only. Acquiror is acquiring the Stock solely for the purpose of investment and not with a view to, or for sale or other disposition in connection with, any distribution thereof. Acquiror acknowledges that the Stock is not registered under the Act, or any applicable state securities laws and that the Stock may not be transferred, pledged or sold except pursuant to the registration provisions of the Act and such laws or pursuant to applicable exemptions therefrom. Acquiror has such knowledge, experience and skill in evaluating and investing in common stocks and other securities, based on actual participation in financial investment and business matters, so that it is capable of evaluating the merits and risks of an investment in the Stock and has such knowledge, experience and skill in financial and business matters that it is capable of evaluating the merits and risks of the investment in FCE and the suitability of the sale as an investment and can bear the economic risk of an investment in the Stock. No guarantees have been made or can be made with respect to the future value, if any, of the stock, or the profitability or success of the businesses of the Companies.

         4.6 Disclosure of Information. Acquiror acknowledges that it or its representatives have been furnished with all information regarding the Companies and their businesses, assets, results of operations and financial condition that Acquiror has requested. Acquiror further represents that it has had an opportunity to access the Companies' facilities, to make such inspections as Acquiror has desired, to ask questions of and receive answers from the Companies and their representatives regarding the Companies and their businesses, assets, results of operations, and financial condition and the terms and conditions of the sale of the Stock. Acquiror acknowledges that Seller has made no representation or warranty as to the Companies, or their businesses, assets, results of operations or financial condition, except as expressly set forth in this Agreement. All representations and warranties, express or implied, of Seller or the Companies that are not expressly set forth in this Agreement are hereby waived and released.

         4.7 Brokers and Finders. None of Acquiror or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated hereby, except for arrangements with Furman Selz L.L.C.

         4.8 Funds for the Acquisition. Acquiror has funds available to it sufficient to pay in cash the Purchase Price and all of its fees and expenses relating to this Agreement and the transactions contemplated hereby.

                                    ARTICLE V

               CERTAIN ADDITIONAL COVENANTS OF SELLER AND ACQUIROR

         5.1 Conduct of the Companies and Seller. During the period from the date of this Agreement and continuing until the Closing, Seller shall, except as otherwise contemplated by this Agreement or as described on Schedule 5.1:

                  (a) (i) cause each of the Companies to conduct its business in the ordinary course thereof consistent with past practice; provided, however, that the Companies shall be permitted to pay or dividend to Seller an amount equal to the United States income Taxes (other than Taxes for which Seller is responsible under Section 9.2(d)) on the income of the Companies from August 31, 1997 through the Effective Time calculated in a manner consistent with past practices, and (ii) not permit either of the Companies to declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of their capital stock except as provided in clause (i) with respect to Taxes.

                  (b) not permit any of the Companies to make any change or amendment to or repeal their respective charter or bylaws or comparable governing instruments.

                  (c) not permit any of the Companies to issue or sell shares of capital stock or any other securities of any of them or issue any securities convertible into or exchangeable for, or rights to purchase relating to, or enter into any contract, commitment or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them, or adjust, split, combine or reclassify any of their capital stock or other securities, or amend, permit acceleration of, or otherwise make any other changes in their capital structures.

                  (d) not permit any of the Companies to (i) adopt or amend any bonus, profit sharing, compensation, severance, stock option, pension, retirement or other employee benefit agreement, trust, plan or arrangement for the benefit or welfare of any present or former director, officer or employee of any of the Companies or (ii) increase the compensation or fringe benefits of any present or former director, officer or employee (except that, in the case of employees who are not officers, individual merit increases and promotional increases, not to exceed 10% of salary, in accordance with past practices may be granted, but no across-the-board or generally applicable increases may be granted), or pay any bonus, compensation or benefit not required by any existing Employee Plan or Benefit Arrangement, or hire any employee at an annual rate of compensation (including anticipated incentive compensation, if any) in excess of $50,000, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (e) not permit any of the Companies to, other than in the ordinary course of business, lease, sell or dispose of, or contract to lease, sell or dispose of, in any single transaction or series of related transactions, any asset or group of assets having a value, or selling price, or aggregate rental, in excess of $100,000.

                  (f) not permit any of the Companies to, other than in the ordinary course of business, lease, purchase or otherwise acquire, in any single transaction or series of related transactions, any asset or group of assets having a value or purchase price, or lease payments, in excess of $100,000, except that each of the Companies shall be permitted to, and shall, continue any existing capital expenditure projects or programs listed in Schedule 5.1 in a manner consistent with the performance of such projects or programs prior to the date of this Agreement.

                  (g) not permit any of the Companies to make any investment (whether by acquisition of stock, capital contribution or otherwise) in, or make any loan or advance to, or enter into or renew any guarantee on behalf of, any person which continues after the Effective Time (other than routine advances to any employees, deposits or advances in respect of products purchased in the ordinary course of business, and advances made to an employee in connection with the relocation of such employee by either of the Companies).

         5.2 Access, Information and Confidentiality.

                  (a) During the period from the date of this Agreement to the Effective Time, Seller shall, upon reasonable notice from Acquiror, cause each of the Companies to provide to Acquiror and Acquiror's authorized representatives reasonable access during normal business hours to the facilities and to the books and records of each of the Companies and shall cause the officers and the officers of each of the Companies to promptly furnish Acquiror with such information with respect to the business and properties of each of the Companies as Acquiror or its authorized representatives from time to time may reasonably request. Acquiror shall use such access in a manner that does not unnecessarily interfere with the Companies' business.

                  (b) Acquiror shall indemnify and hold Seller and the Companies and their respective employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable attorneys' fees incurred in connection therewith) arising out of or resulting from Acquiror's exercise of its rights under this Section 5.2.

         5.3 Confidentiality. After the Effective Time, Seller shall keep confidential, except as to directors and officers of Acquiror and its Affiliates, all information concerning the Companies and the Business which was considered confidential by Seller or any of the Companies prior to the Closing Date, PROVIDED, that Seller may disclose the terms of this Agreement (A) to any lender or investor, or prospective lender or investor, who, in the case of any commercial loan or limited private placement of securities, agrees to keep such information confidential, (B) to the extent necessary in connection with an offering of securities other than of the type referred to in Clause (A), and (C) to the extent required by law; PROVIDED FURTHER, that Seller shall not have any obligation under this Section 5.3, (x) with respect to information readily ascertainable from public or published information or trade sources, (y) with respect to pre-Closing financial information concerning the Companies in connection with or as a part of financial information concerning Seller, and (z) with respect to information about the Liabilities for which Seller has an indemnity obligation under this Agreement.

         5.4 Disclosure Supplements. From time to time prior to the Closing (and subject to the rights of Acquiror under section 8.1(iii)), Seller by written notice to Acquiror may supplement or amend the Schedules to this Agreement (other than Schedules 1.1(c), 3.13 or 5.1) with respect to any matter which may arise hereafter and (i) which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules to this Agreement, or (ii) which is necessary to correct any information in the Schedules to this Agreement or in any representation and warranty of Seller which has been rendered materially inaccurate thereby. The written notice pursuant to this Section 5.4 will be deemed to have amended the appropriate Schedules, to have qualified the representations and warranties contained in
Article III, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such matter.

         5.5 Maintenance of Insurance. Seller will cause the Companies to maintain until the Effective Time all material policies of insurance in effect on the date hereof relating to the Business.

         5.6 Satisfaction of Conditions.

                  (a) Each party to this Agreement shall use reasonable efforts to satisfy promptly all conditions precedent to the obligations of the other party to consummate the transactions contemplated by this Agreement. This
Section 5.6(a) shall terminate as of the Effective Time.

                  (b) In addition to the obligations set forth in Section 5.6(a), Acquiror, at its own expense, will timely and promptly make all filings (other than Seller's filings) which are required under the HSR Act. Acquiror will furnish to Seller such necessary information and reasonable assistance as Seller may reasonably request in connection with the preparation of necessary filings or submissions to any Governmental Entity, including, without limitation, any HSR Filings. Acquiror will supply Seller with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Acquiror or any of its respective representatives, on the one hand, and the FTC or Antitrust Division or any member of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Acquiror agrees to use its best effort to obtain the approval of the FTC or the Antitrust Division, as the case may be, to the purchase of the Stock by Acquiror, or the lapse (prior to the thirty-fifth day after the date of this Agreement) of the waiting period under the HSR Act, without the commencement of litigation, or threat thereof, by the appropriate governmental enforcement agency to restrain the transactions contemplated by this Agreement, including by agreeing to divest, hold separate or place in trust pending divestiture or further governmental investigation, such operations of Acquiror's or the Companies' business as may be required, requested or necessary to obtain the approval or early termination by the appropriate governmental enforcement agency.

                  (c) Acquiror shall use its best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby.

         5.7 Public Announcements. Seller and Acquiror agree that no press release or other public statements with respect to the transactions contemplated by this Agreement shall be issued unless the content and timing thereof are mutually agreed upon; provided, however, that nothing contained herein shall prohibit any party from issuing any press release or other public statement which such party in good faith believes is required by applicable law or regulation or by a proper order of any Governmental Entity; and provided further, however, that no party shall disclose the financial terms of this Agreement except to the extent required by law. The initial press release announcing this Agreement shall be a joint press release, and, if Purchaser reasonably determines it is appropriate, may include the amount of the Purchase Price. Thereafter, Seller and Acquiror shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity. Without limiting the generality of the foregoing, Seller and Acquiror shall consult with each other concerning the timing and content of communications to customers of the Companies concerning this Agreement and the transactions contemplated hereby. Seller shall take reasonable commercial steps to cause each of the Companies, prior to Closing, to restrict their press releases and other public statements to the communications which Acquiror and Seller approve or are otherwise permitted under this Section.

         5.8 Further Assurances. From and after the Closing, each of Seller and Acquiror shall execute and deliver, in the name and on behalf of Seller or Acquiror, as appropriate, any assignments or assurances and to take and do, in the name and on behalf of Seller or Acquiror, as appropriate, any other actions and things reasonably necessary to carry out the intention of this Agreement.

         5.9 Consents.

                  (a) Prior to or at the Closing, Seller shall use commercially reasonable efforts to obtain all consents or waivers from third parties necessary to assure that the sale of the Stock to Acquiror does not result in termination of any of the Contracts; provided that obtaining any such consents or waivers shall not be a condition precedent to the occurrence of the Closing and the failure to obtain any such consents and waivers shall not constitute a breach of this Agreement.

                  (b) Acquiror agrees to use commercially reasonable efforts to assist in the obtaining of the consents or waivers referred to in Section 5.9(a), including providing any requested guarantees of the Contracts.

         5.10 Environmental Inspection and Assessment. At Acquiror's expense, Acquiror may cause an environmental consulting firm reasonably acceptable to Seller to conduct an inspection and environmental assessment of the real properties owned or leased by the Companies (the "Real Property"). The scope of such inspection and assessment will consist of a so-called "Phase I" preliminary environmental audit of the Real Property. Acquiror will not conduct any additional procedures, including without limitation, taking of groundwater samples, soil test borings, effluent or other discharge analyses, without Seller's prior written consent. Acquiror will coordinate with Seller on the timing of the physical inspection. Acquiror will indemnify, defend and hold Seller and the Companies harmless from and against any and all Liabilities that may be suffered or incurred by Seller or the Companies as a result of any act or omission of Acquiror, the environmental consultant engaged by Acquiror, or their agents, subcontractors or representatives in the implementation of the environmental inspection and assessment.

         5.11 Employee Communications. Prior to the Closing, Acquiror shall not communicate with Employees with respect to matters arising in connection with the transactions contemplated by this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld; provided, however, that Seller hereby consents to Acquiror communicating with H.M. Hoff, D.P. Jatzlau, Larry Angelo, S.L. Witte, G.W. Sikes and R. Williams regarding employment with the Companies following the Closing Date.

         5.12 Intercompany Accounts. Prior to the Effective Time, Seller shall cause all Intercompany Accounts to be paid.

         5.13 Access to Books, Records and Personnel. Following the Closing, Acquiror shall, and shall cause the Companies and the employees of Acquiror and the Companies to, upon reasonable request, fully cooperate with Seller and afford to Seller and its counsel, accountants and other authorized representatives reasonable access during normal business hours to all books, records, data, facilities, properties and personnel (and permit Seller and its counsel, accountants and other authorized representatives to make copies of such books, records and other data), to the extent that such access may be reasonably requested by Seller (i) to facilitate the investigation, litigation or final disposition of any claim which may have been or may be made against Seller or any of its Affiliates in connection with this Agreement, the Companies or the Business, (ii) to facilitate the preparation by Seller of materials necessary for any audit, examination or proceeding or (iii) for any other reasonable business purpose.

         5.14 Huber Name. Immediately after the Closing, Acquiror shall cause the Companies to relinquish to Seller any and all rights the Companies may have in and to the names "J.M. Huber," "Huber" and similar names and in and to things incorporating, using or referring to such names.

         5.15 Release. Immediately following the Closing, Acquiror shall, and shall cause the Companies to, release each of the persons elected or appointed as director or officer of either of the Companies at any time prior to the Effective Time (in his or her capacity as a director, former director, officer or former officer), such release to be of all liability such persons in such capacities may have to the Companies or their shareholders.

                                   ARTICLE VI
                                EMPLOYEE BENEFITS

         6.1 Maintenance of Benefits.

                  (a) For a period of 12 months following the Closing Date, Acquiror shall, subject to the following provisions of this paragraph, cause the Companies to (i) maintain without amendment or modification the FCE Enhanced Severance Plan and the FCE Severance Pay Policy except that such Plan and Policy may be modified to state that a relocation or reassignment to a different facility of the Companies, Acquiror or an Affiliate of Acquiror is not a termination of employment if the commute to such other facilities is a reasonable commute within the meaning of WARN, (ii) provide Employees with the same base pay levels and comparable long-term and short-term incentive compensation bonus opportunities as were in place immediately prior to the Closing and (iii) other than as otherwise provided in the preceding clauses (i) and (ii), provide the Employees with compensation and benefits comparable to the Companies' Benefits. Notwithstanding any other provision hereof, (1) nothing herein will confer third-party beneficiary rights on any individual Employee or group of Employees, (2) nothing herein will prohibit Acquiror from permitting the Companies to substitute any compensation or benefit plan, program, arrangement or structure for Employees so long as such Employees are treated on substantially the same basis as similarly situated employees of Acquiror and its Affiliates prior to the Transfer, provided that (x) this sentence shall not apply to the plans described in Section 6.1(a)(i) and the base pay levels and bonus opportunities described in

Section 6.1(a)(ii) for 12 months following the Closing Date and (y) the comparability of the various benefits noted in Section 6.1(a)(iii) above is maintained and (3) nothing in this Section 6.1(a) will limit Acquiror's right to permit the Companies to terminate the employment of any Employee as of or following the Closing.

                  (b) From and after the Closing, Acquiror will cause the Companies to (i) perform when due all obligations under each retention agreement to which either of the Companies is a party in accordance with the terms and conditions of each such agreement as in effect on the Closing Date and (ii) give the Employees credit for purposes of eligibility and vesting under any plans or arrangements maintained for such Employees to the same extent as the service recognized for such purposes under the Companies' Benefits immediately prior to the Closing. From and after the Closing, Employee Plans and Benefit Arrangements relating to Employees shall (i) recognize all pre-Closing service recognized by the Companies for eligibility purposes, (ii) waive all pre-existing condition exclusions for all Employees, and (iii) credit each such Employee for purposes of deductible limits and copayment requirements with amounts so credited with respect to that portion of the calendar year preceding the Closing. From and after the Closing, Acquiror will cause the Companies to make all required contributions and payments under or in respect of the Companies' Benefits existing as of the Closing.

         6.2 Vacation and Sick Leave. From and after the Closing, Acquiror will cause the Companies to maintain vacation and sick leave policies for the Employees no less favorable than those maintained by the Companies immediately prior to the Closing, and to credit all service earned by the Employees prior to the Closing and to accept all vacation and sick leave days accrued by the Employees as of the Closing.

         6.3 WARN. Acquiror shall not, at any time prior to 180 days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, ("WARN") affecting in whole or in part any facility, site of employment, operating unit or employee of the Companies without complying fully with the requirements of WARN.

                                   ARTICLE VII
                           CONDITIONS TO THE TRANSFER

         7.1 Conditions to the Obligations of Each Party. The obligations of each of Seller and Acquiror to consummate the Transfer of the Stock are subject to the satisfaction of the following conditions:

                  (a) the waiting period, if any, under the HSR Act relating to the transactions contemplated under this Agreement shall have expired or been terminated; and

                  (b) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the Transfer of the Stock or the transactions contemplated under this Agreement.

         7.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the Transfer of the Stock is subject to the satisfaction (or written waiver by Seller) of each of the following further conditions:

                  (a) Acquiror shall have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Seller shall have received a certificate signed by an executive officer of Acquiror on behalf of Acquiror to the foregoing effect;

                  (b) the representations and warranties of Acquiror contained in this Agreement and in any certificate or other writing delivered by Acquiror pursuant thereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time;

                  (c) the Purchase Price shall have been paid by Acquiror via wire transfer of immediately available funds to an account designated by Seller; and

                  (d) Acquiror shall have delivered to Seller copies of resolutions of the Board of Directors of Acquiror authorizing the purchase of the Stock pursuant to this Agreement and copies of all resolutions of Acquiror's Board of Directors authorizing this Agreement, the transactions contemplated hereby or otherwise relating to this Agreement and the transactions contemplated hereby, certified by the Secretary (or an Assistant Secretary) of Acquiror as being in full force and effect on the Closing Date.

         7.3 Conditions to the Obligations of Acquiror. The obligation of Acquiror to consummate the Transfer of the Stock is subject to the satisfaction (or written waiver by Acquiror) of each of the following further conditions:

                  (a) Seller shall have performed and complied with in all material respects all obligations and covenants, required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Acquiror shall have received a certificate signed by an executive officer of Seller on behalf of Seller to the foregoing effect;

                  (b) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than inaccuracies that in the aggregate would not have a Closing Condition Material Adverse Effect and other than representations and warranties made as of a specific time or date which shall have been true at and as of such time or date);

                  (c) Each of the following shall have been delivered to Acquiror at the Closing:

                           (i) the Noncompetition Agreement dated the Closing
                  Date and duly executed by an authorized officer of Seller;

                           (ii) copies of resolutions of the Board of Directors
                  of Seller authorizing the sale of the Stock pursuant to this Agreement and copies of all resolutions of Seller's Board of Directors authorizing this Agreement, the transactions contemplated hereby or otherwise relating to this Agreement and the transactions contemplated hereby, certified by the Secretary (or an Assistant Secretary) of Seller as being in full force and effect on the Closing Date;

                           (iii) stock certificates representing all of the
                  outstanding capital stock of FCE Ltd., registered in the name of FCE, with each certificate being free and clear of any Liens; and

                           (iv) an opinion, dated the Closing Date, of Jones,
                  Day, Reavis & Pogue, in customary form and with customary assumptions and qualifications, to the effect that (i) the execution, delivery and performance by Seller of this Agreement has been duly authorized, (ii) this Agreement has been duly executed and delivered by Seller and (iii) this Agreement would constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms if this Agreement were governed by the internal substantive laws of the State of Texas (without application of the Texas rules and principles of conflicts of laws).

                  (d) Seller shall have delivered to Acquiror at Closing the Stock free and clear of all Liens and encumbrances with the certificate or certificates evidencing the Stock duly endorsed; and

                  (e) Seller shall have delivered to Acquiror a title insurance commitment with respect to each parcel of Owned Real Property.

                                  ARTICLE VIII
                                   TERMINATION

         8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                  (i) by mutual written consent of Seller and Acquiror;

                  (ii) by Seller, so long as Seller is not then in material breach of this Agreement, (A) after December 31, 1997 if the Closing shall not have occurred on or before such date or (B) at any time in the event Acquiror is in material breach of any of its obligations under this Agreement;

                  (iii) by Acquiror, provided it is not in breach of any of its obligations hereunder, if any supplemental disclosure provided by Seller pursuant to Section 5.4 would result in a Closing Condition Material Adverse Effect and Acquiror exercises this right within ten days of its receipt of the relevant supplemental disclosure; and

                  (iv) by Acquiror, so long as Acquiror is not then in material breach of this Agreement, on the later of (i) thirty-five days after the condition in Section 7.1(a) has been satisfied and
                  (ii) January 15, 1998.


         8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement, except for the last sentence of Section 5.10 and the provisions of Sections 11.4, 11.9, 11.10 and 11.11, shall forthwith become null and void and have no effect, without any liability on the part of either party or their respective directors, officers or stockholders. Nothing in this Article VIII shall, however, relieve either party to this Agreement of liability for breach of this Agreement occurring prior to such termination, or for breach of any provision of this Agreement which specifically survives termination hereunder.

                                   ARTICLE IX
                                   TAX MATTERS

         9.1 Preparation of Tax Returns; Responsibility for Taxes.

                  (a) Seller shall prepare and file (or cause to be prepared and filed) its consolidated United States federal income Tax Returns, and all other consolidated, combined and unitary income Tax Returns in which any of the Companies is required to be included with the Seller or any other Affiliates of Seller, and shall include the Companies in such Tax Returns for all taxable periods ending on or before the Closing Date and the pre-Closing portion of any taxable period that includes, but does not end on, the Closing Date to the extent required or permitted by applicable Law. Seller shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.

                  (b) Except as provided in Section 9.1(a), Acquiror shall prepare and file (or cause to be prepared and filed) all Tax Returns relating to the FCE, FCE Ltd. and their operations or assets that are required to be filed (taking into account applicable extensions) after the Closing Date, including without limitation Canadian income Tax Returns for FCE Ltd. for the year ending December 31, 1997. Acquiror shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.

                  (c) Any Tax Returns to be prepared by Acquiror for any period that includes the Closing Date shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in Law or fact. To assist in achieving such consistency, at least 30 days prior to the due date for such Tax Return (taking into account extensions) Acquiror will provide a draft copy of such return to Seller and will consult with, and cause the Companies to consult with, Seller in good faith to ensure conformity with prior practice and consistency with returns to be prepared by Seller pursuant to Section 9.1(a).

                  (d) Acquiror shall not file, or permit FCE Ltd. to file, an amended Tax Return with respect to FCE Ltd. for any taxable period ending on or prior to the Closing Date.

                  (e) Seller and Acquiror will, and Acquiror will cause the Companies to, in all reasonable respects cooperate with each other in the conduct of any Tax audit or similar proceedings involving or otherwise relating to the Companies (or the income therefrom or assets thereof) with respect to any Tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.1(e). In the event of any Tax audit or similar proceedings involving (in whole or in part) Tax Returns prepared by the Seller under Section 9.1(a), if Seller and its Affiliates are not the primary parties to such proceedings, (i) Acquiror will, and will cause the Companies to, promptly notify Seller of the pendency of such audit or proceeding; (ii) if Seller so elects, Seller or its designated accountants or counsel will be permitted at its own cost and expense to participate in such audit or proceedings and all appeals therefrom; (iii) Acquiror and its Affiliates will direct and control such audit or proceedings except for audits and proceedings where the majority of the potential liability relates to such Tax Returns, which audits and proceedings Seller shall have the right to direct and control, subject in each case to the right of the non-controlling party to approve any settlements or decisions to appeal, which approval shall not be unreasonably withheld. In any event, the party conducting or directing such audit or other proceedings (the "Directing Party") will consult in good faith with the other party on all decisions relating to such audit and proceedings, and will provide such party with copies of all documents received or submitted during such audit and proceedings (redacted as appropriate to preserve the confidentiality of the Affiliates of the Directing Party).

                  (f) Seller will cause any Tax sharing agreement between the Companies and Seller or its Affiliates to be terminated, effective as of the Closing, to the extent that any such agreement relates to the Companies, and after the Closing none of the Companies shall have any obligation under any such agreement for any past, present or future period.

         9.2 Section 338 Elections. (a) It is the intention of the parties that the sale of Stock of the Company and resulting transfer of ownership of FCE Ltd. be treated for federal income tax purposes as a sale of assets to the maximum extent permitted by law, and that the gain from such deemed sales shall be included in the consolidated federal income tax return of Seller. Accordingly, Seller and Acquiror will join in making a timely election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, with respect to the purchase of Stock of the Company pursuant to this Agreement, and Acquiror will make (or cause to be made) a Section 338(g) election with respect to FCE Ltd and give (or cause to be given) notice thereof to Seller as required by Treasury Regulation section 1.338-1(g)(4). To the extent requested by Acquiror, Seller and Acquiror shall join in the making of a similar election under the income Tax laws of any state or locality. The parties agree to negotiate in good faith to arrive at all allocations of purchase price required for any of the foregoing elections or other Tax reporting needs of the parties, including without limitation allocations between the stock of FCE Ltd. and the other assets of the Company and allocations between the Oil Field Products business and the Industrial Flow Control Products business of the Company and of FCE Ltd.

         (b) Acquiror will deliver to Seller a duly executed and completed Internal Revenue Service Form 8023 (and any similar state or local Tax form) as well as drafts of any required attachments (each a "Section 338 Form"), no later than sixty calendar days prior to the date such Section 338 Form is required to be filed. In the event of any dispute with regard to the content of any Section 338 Form, the parties will negotiate in good faith to attempt to resolve such dispute. Once finalized, the Seller will promptly cause each Section 338 Form to be duly executed by an officer of Seller, and will return such Section 338 Form to Acquiror. Acquiror will duly and timely file the Section 338 Forms in accordance with applicable Tax laws, and will provide written evidence to the Seller that it has done so.

         (c) Acquiror and Seller agree to report the transaction contemplated by this Agreement in a manner consistent with the parties' election under Section 338(h)(10) (and, where applicable, similar state or local elections) and not to take any position contrary thereto. Neither Acquiror nor Seller will, and each will cause their affiliates not to, take any action to modify or revoke the elections contained in or the content of any Section 338 Form (or comparable state or local form) without the express written consent of the other party.

         (d) The Seller will pay any Tax attributable to the making of a Section 338(h)(10) Election and shall indemnify the Companies and the Acquiror against any failure to pay such Tax; provided, however, that Acquiror shall reimburse Seller for one-half of any incremental increase in the state and local income and franchise Tax paid by Seller and its Affiliates as a result of such Section 338(h)(10) elections (such reimbursement by Acquiror not to exceed $250,000).

         9.3      Access to Information.

                  (a) From and after the Closing, Seller shall grant to Acquiror (or its designee) access at all reasonable times after reasonable advance notice to all of the information, books and records, relating to FCE or FCE Ltd. within the possession of Seller (including work papers and correspondence with taxing authorities) and shall afford Acquiror (or its designee) the right (at Acquiror's expense) to take extracts therefrom and make copies thereof, to the extent reasonably necessary to permit Acquiror (or its designee) to prepare Tax Returns and to respond to any audit, inquiry proceeding or other action with respect to such Tax Returns.

                  (b) From and after the Closing, Acquiror shall grant to Seller (or its designee) access at all reasonable times after reasonable advance notice to all of the information, books and records, relating to FCE or FCE Ltd. within the possession of Acquiror, FCE or FCE Ltd. (including work papers and correspondence with taxing authorities) and shall afford Seller (or its designee) the right (at Seller's expense) to take extracts therefrom and make copies thereof, to the extent reasonably necessary to permit Seller (or its designee) to prepare Tax Returns and to respond to any audit, inquiry proceeding or other action with respect to such Tax Returns. In addition, and without limiting the generality of the foregoing, to permit Seller to comply with its obligations under Section 9.1(a), Acquiror will prepare (or cause the Companies to prepare in accordance with prior practices) and deliver to Seller, as soon as reasonably practical after receipt of a request therefor from Seller, the standard income tax data reporting package and audit working paper files traditionally provided by the Companies to Seller and all other data regarding the Companies reasonably requested by Seller for the preparation of any Tax Return under Section 9.1(a).

         9.4 Transfer Taxes. Acquiror shall be responsible for the payment of all state, local, provincial and municipal transfer, sales, use or other similar Taxes (and all recording or filing fees) resulting from the transactions contemplated by this Agreement.

         9.5 Tax Indemnification by Acquiror.

             (a) From and after the Closing Date, Acquiror shall indemnify Seller and its Affiliates from and against any and all Taxes (other than Taxes to be paid by Seller pursuant to Section 9.1(a)) relating to the Companies or their properties.

             (b) From and after the Closing Date, Seller shall indemnify Acquiror and its Affiliates from and against (i) any and all Taxes to be paid by Seller pursuant to Section 9.1(a) and (ii) any liability of the Companies with respect to Tax Returns filed on a combined or consolidated basis with Seller or its Affiliates, including without limitation any such liability of the Companies pursuant to U.S. Treasury Regulation Section 1.1502-6 or any similar state or local tax provision.

                                    ARTICLE X
                            SURVIVAL; INDEMNIFICATION

         10.1 Survival of Representations and Warranties and Covenants. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, WITH RESPECT TO SELLER OR THE COMPANIES OR THEIR BUSINESSES, ASSETS, RESULTS OF OPERATIONS, OR FINANCIAL CONDITION. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER AND THE COMPANIES MAKE NO REPRESENTATIONS

OR WARRANTIES WITH RESPECT TO (i) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO ACQUIROR OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANIES, OR (ii) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO ACQUIROR OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE COMPANIES, OR (iii) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CONDITION OF ANY ASSETS BEING TRANSFERRED, INCLUDING WITHOUT LIMITATION COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR OTHER LAWS. The several representations and warranties of the parties contained in this Agreement (or in any document delivered in connection herewith) will survive the Closing Date; provided, however, such representations and warranties will expire twelve months after the Closing Date except (i) with respect to claims asserted by Acquiror or Seller with respect to such representations and warranties prior to such expiration in which case they will survive until the resolution of such claims in accordance with this Article X; (ii) that the representations and warranties of Seller contained in Sections 3.2 and 3.4 and the representations and warranties or Acquiror contained in Sections 4.2, 4.5 and 4.6 will remain operative and in full force and effect until the expiration of any applicable statute of limitations (giving effect to any tolling, waiver or extension thereof) and, if there is no applicable statue of limitations, then without any time limitation; and (iii) that the representations and warranties made in Section 3.13 will expire eighteen months after the Closing Date. The several covenants of the parties contained in this Agreement (or in any document delivered in connection herewith) that require performance after the Closing will remain operative and in full force and effect without any time limitation, except as any such covenant will be limited in duration by the express terms hereof.

         10.2 Indemnification by Acquiror. Subject to the terms and conditions of this Article X, from and after the Closing, Acquiror will indemnify, defend and hold Seller, its Affiliates, and their respective directors, officers, representatives, employees and agents harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs, royalties, payments, license fees and expenses (including interest, penalties, reasonable attorneys' fees, accounting fees and investigation costs) (collectively, "LIABILITIES") resulting from or arising out of (i) any breach of any representation or warranty of Acquiror contained herein or in any other closing document delivered by Acquiror in connection herewith, or (ii) any breach of any covenant of Acquiror contained herein or in any other closing document delivered by Acquiror in connection herewith, which covenant requires performance by Acquiror after the Closing, or (iii) the operation by Acquiror of the Business after the Closing, except to the extent Seller is required to indemnify Acquiror with respect thereto; (iv) any matter or item disclosed on Schedules 3.7, 3.8 (other than items 1 and 5(a) and (b) disclosed thereon), 3.10, or 3.13, (v) any liability reserved against or included in the Financial Statements or the Closing Date Balance Sheet or reserved against or included in the Final Net Worth but in both cases only to the extent of the reserve or accrual for such liability, or (vi) any liability, including, but not limited to, liabilities relating to Hazardous Materials or Environmental Laws, of either of the Companies or relating to the Business with respect to which Seller is not required to indemnify Acquiror pursuant to this Agreement.

         10.3 Indemnification by Seller. Subject to the terms and conditions of this Article X, from and after the Closing, Seller will indemnify, defend and hold Acquiror, its Affiliates

(including the Companies), and their respective directors, officers, representatives, employees and agents harmless from and against any all Liabilities resulting from or arising out of (i) any breach of any representation or warranty of Seller or its Affiliates contained herein or in any other closing document delivered by Seller or any Affiliate of Seller in connection herewith, (ii) any breach of any covenant of Seller or any Affiliate of Seller contained herein or in any other closing document delivered by Seller or any Affiliate of Seller in connection herewith, except for those covenants that terminate at or prior to the Effective Time or that are not applicable after the Closing, (iii) any real property owned by Seller or an Affiliate of Seller which was disposed of prior to August 1, 1996 or any real property leased or otherwise used by Seller or any Affiliate of Seller as to which the lease or the right of use terminated prior to August 1, 1996 (the "Former Properties"),
(iv) any Hazardous Materials that were removed prior to August 1, 1996 from (A) the Former Properties or (B) any real property owned by Seller or an Affiliate of Seller, including the Companies, or (C) any real property leased or otherwise used by Seller or an Affiliate of Seller, including the Companies, (v) any director, officer, or employee benefit, welfare, or pension, profit sharing, or retirement plan or arrangement of Seller or an Affiliate of Seller (other than an Employee Plan or Benefit Arrangement listed on Schedule 3.10) provided the Liabilities arose prior to August 1, 1996, (vi) any obligation of the Companies, with respect to acts or omissions occurring prior to the Effective Time, to indemnify any person elected or appointed a director or officer of either of the Companies at any time prior to the Effective Time, in his or her capacity as a director or officer of either of the Companies or a former director or officer of either of the Companies, arising under either of the Companies' charter, bylaws, by contract or otherwise, provided, however, this clause (vi) does not apply to (a) such obligations of either of the Companies to Michael Tiner, Michael J. Jacobson, John Rutherford and

Christopher Jenny as to any matter for which insurance proceeds are not available to Michael Tiner, Michael J. Jacobson, John Rutherford and Christopher Jenny or (b) any officer who remains, or becomes, an employee or consultant to either of the Companies after the Effective Time or (c) any claim against a director or officer brought by the Companies or any shareholder of the Companies, (vii) any legal matter disclosed or required to be disclosed in
Schedule 3.8 other than (a) the legal matters involving standard product warranties of the Companies identified on Schedule 3.6 and (b) items 2, 3, 4 and 5(c)-(g) of Schedule 3.8; provided, however, that in no event shall Seller have an indemnity obligation, whether directly or indirectly, with respect to items 5(a) and (b) (the "Sable Proceedings") for payments or damages in respect of sales of products after the Effective Time, for loss of revenues after the Effective Time or any act or omission of the Companies after the Effective Time,
(viii) any actual bodily injury or physical damage to properties (other than products manufactured or serviced by the Companies) or persons which actually happened prior to the Effective Time and is attributable to a product manufactured or service performed or the omission of a service that should have been performed by either of the Companies or by the Seller or an Affiliate of Seller, (ix) except as otherwise expressly provided in this Agreement, any legal, environmental review or investment banking expenses of Seller or either of the Companies related to the sale of the Stock by Seller provided, in the case of the Companies, such expenses are attributable to periods prior to the Effective Time or (x) Liens, other than Permitted Liens, against tangible personal property included in the Closing Date Balance Sheet.

         10.4 Limitations.

              (a) Notwithstanding anything to the contrary in this agreement, no person or entity shall be entitled to receive any amount in respect of breaches of representations and warranties made by Seller in this Agreement or in any closing document (i) until the aggregate of all Liabilities arising from breaches of such representations and warranties shall exceed $1,500,000 (the "Threshold"), and, when such Threshold is reached, indemnification shall not be available for the first $500,000 of such Liabilities or (ii) in excess of $22,000,000 in the aggregate, above which amount Seller will have no obligation or liability to indemnify Acquiror, its Affiliates or their respective directors, officers, representatives, employees and agents hereunder, at law or in equity (except that this limitation shall not apply to a breach of any representation in Sections 3.2 and 3.4(a), (b), (c) and (d)).

                  (b) Acquiror will not be entitled to indemnification from Seller for any Liabilities (i) unless and until Acquiror and the Companies have reasonably pursued to final conclusion all claims for insurance available to them and their Affiliates with respect to such Liabilities and (ii) to the extent of insurance proceeds actually received by Acquiror or the Companies or their Affiliates with respect to such Liabilities.

         10.5 Procedure. In the event that any third party claim or demand shall be asserted against any indemnified party in respect of any Liabilities, the indemnified party shall promptly, and in any event within 30 days after the receipt of notice of such claim or demand which may give rise to a claim under this Article X, if a claim in respect thereof is to be made against the indemnifying party hereunder, cause written notice thereof to be given to the indemnifying party; provided, however, that failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligations it may have to the indemnified party or its Affiliates hereunder, except to the extent that it is prejudiced by such failure. In the event any claim or demand for indemnification is made under this Article X, the indemnifying party shall be entitled to meaningfully participate therein and, upon delivery by the indemnifying party to the indemnified party of written notice, the indemnifying party may assume and control the defense thereof with counsel of its choice, and thereafter the indemnifying party shall not be liable to such indemnified party hereunder for any fees of other counsel subsequently accrued by the indemnified party in connection with the defense thereof. In the event that any claim or demand is made under this Article X, the indemnifying party and the indemnified party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such claim or demand. If the indemnifying party assumes the defense of an action, (a) the indemnified party shall be entitled to participate therein at its sole cost and expense; and (b) no settlement or compromise thereof may be effected by the indemnified party without the consent of the indemnifying party. If the indemnifying party does not assume the defense of an action, no compromise or settlement thereof may be effected at the expense of the indemnifying party without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

         10.6 Exclusive Remedies. From and after the Closing, Acquiror's and Seller's right to indemnification under this Article X with respect to any Liabilities shall be their sole and exclusive remedy for damages under or with respect to this Agreement or the transactions contemplated hereby (other than the Noncompetition Agreement), and they shall not be entitled to pursue, and hereby expressly waive, any and all rights that may otherwise be available either at law or in equity with respect thereto. Without limiting the generality of the foregoing, Acquiror and Seller waive to the fullest extent permitted by law any claim or cause of action which they might otherwise assert, including, without limitation, under the common law or federal or state securities, trade regulations or other laws, by reason of this Agreement or the transactions




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



contemplated hereby, except for claims and causes of action brought pursuant to this Article X or the Noncompetition Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Entire Agreement. This Agreement, including the Schedules hereto and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof.

         11.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given if to Seller, to:

                  J.M. Huber Corporation
                  333 Thornall Street
                  Edison, New Jersey  08818
                  Facsimile:  (908) 603-8730
                  Attention:  General Counsel

         with a copy to:

                  Jones Day Reavis & Pogue
                  2300 Trammell Crow Center
                  2001 Ross Avenue
                  Dallas, Texas  75201
                  Facsimile:  (214) 969-5100
                  Attention:  Henry L. Gompf

         if to Acquiror to:

                  Robbins & Myers, Inc.
                  1400 Kettering Tower
                  Dayton, Ohio  45423
                  Facsimile:  (937) 225-3344
                  Attention:  Daniel W. Duval, President and
                              Chief Executive Officer
         with a copy to:

                  Thompson, Hine & Flory L.L.P.
                  2000 Courthouse Plaza N.E.
                  Dayton, Ohio  45401
                  Facsimile:  (937) 443-6635
                  Attention:  Joseph M. Rigot, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section 11.2 and the appropriate confirmation is received, or
(ii) if given by any other means, when delivered at the address specified in this Section 11.2.

         11.3     Amendments; No Waivers.

                  (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Acquiror or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         11.4 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except for any filing fees associated with HSR Filings, which filing fees shall be borne solely by Acquiror.




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



         11.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies obligations or liabilities under or by reason of this Agreement.

         11.6 Certain Interpretive Matters.

             (a) Unless the context otherwise requires, (i) all references in this Agreement to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning ascribed to it, (iii) each accounting term not otherwise defined in this Agreement as the meaning assigned to it in accordance with GAAP and (iv) words in the singular include the plural and vice versa. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

             (b) Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         11.7 Governing Law. This Agreement shall be construed in accordance with and governed by the substantive law of the State of New Jersey regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto.




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



         11.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be signed by facsimile. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         11.9 Knowledge. For purposes of this Agreement, "to the knowledge of Seller" shall mean actual knowledge of the persons identified on Schedule 11.9.

         11.10 Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the State and Federal Courts in the State of New York. The parties hereto consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, the parties hereto agree that service of process on such party may be made upon the designated person at the address provided in Section 11.2 hereof and shall be deemed to be effective service of process on such party.

         11.11 Confidentiality. Each of Seller and Acquiror agrees to maintain in strict confidence any and all information each party learns or discovers about the other or its respective Affiliates during the course of the negotiation, execution and delivery of this Agreement and agrees to abide by the terms and conditions set forth in the Confidentiality Agreement. This Section 11.11 shall not apply to any information that is, or could reasonably be, learned or discovered through any independent source that is not obligated to maintain such information as confidential.

         11.12 Severability. If any term, provision, covenant or restriction of this Agreement is determined by a Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                            J.M. HUBER CORPORATION

                            By: /s/ Peter T. Francis
                               -----------------------------------------
                               Name: Peter T. Francis
                                    ------------------------------------
                               Title: Board Chair, President and CEO
                                     -----------------------------------

                            ROBBINS & MYERS, INC.

                            By: /s/ Daniel W. Duval
                               -----------------------------------------
                                 Daniel W. Duval, President and CEO



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
                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----

ARTICLE I DEFINITIONS.............................................................................................2
         1.1      Definitions.....................................................................................2

ARTICLE II PURCHASE AND SALE OF THE STOCK........................................................................11
         2.1      Sale and Transfer of the Stock.................................................................11
         2.2      Payment........................................................................................11
         2.3      Closing........................................................................................11
         2.4      Net Worth Statement............................................................................12
         2.5      Net Worth Adjustment...........................................................................14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER.............................................................14
         3.1      Corporate Organization and Qualification.......................................................14
         3.2      Corporate Authority............................................................................15
         3.3      Conflicts and Defaults.........................................................................15
         3.4      Capital Stock..................................................................................16
         3.5      Real Property Schedule.........................................................................17
         3.6      Product Warranties.............................................................................18
         3.7      Compliance with Applicable Laws................................................................18
         3.8      Litigation.....................................................................................18
         3.9      Taxes..........................................................................................18
         3.10     Employee Plans and Benefit Arrangements........................................................19
         3.11     Labor Relations................................................................................19
         3.12     Contracts......................................................................................19
         3.13     Environmental Compliance.......................................................................20
         3.14     Financial Statements...........................................................................20
         3.15     GST Regulation.................................................................................21
         3.16     Proprietary Property...........................................................................21
         3.17     Affiliates.....................................................................................22
         3.18     Certain Matters................................................................................22
         3.19     Customers and Suppliers........................................................................22
         3.20     Tangible Personal Property.....................................................................22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR............................................................23
         4.1      Corporate Organization and Qualification.......................................................23
         4.2      Corporate Authority............................................................................23
         4.3      Conflicts and Defaults.........................................................................23
         4.4      Consents and Approvals.........................................................................24
         4.5      Investment Only................................................................................24
         4.6      Disclosure of Information......................................................................25
         4.7      Brokers and Finders............................................................................25
         4.8      Funds for the Acquisition......................................................................26




                                       (i)


                                                                                                               Page
                                                                                                               ----
ARTICLE V CERTAIN ADDITIONAL COVENANTS OF SELLER AND ACQUIROR....................................................26
         5.1      Conduct of the Companies and Seller............................................................26
         5.2      Access, Information and Confidentiality........................................................28
         5.3      Confidentiality................................................................................29
         5.4      Disclosure Supplements.........................................................................29
         5.5      Maintenance of Insurance.......................................................................30
         5.6      Satisfaction of Conditions.....................................................................30
         5.7      Public Announcements...........................................................................31
         5.8      Further Assurances.............................................................................32
         5.9      Consents.......................................................................................32
         5.10     Environmental Inspection and Assessment........................................................33
         5.11     Employee Communications........................................................................33
         5.12     Intercompany Accounts..........................................................................33
         5.13     Access to Books, Records and Personnel.........................................................34
         5.14     Huber Name.....................................................................................34
         5.15     Release........................................................................................34

ARTICLE VI EMPLOYEE BENEFIT......................................................................................34
         6.1      Maintenance of Benefits........................................................................34
         6.2      Vacation and Sick Leave........................................................................36
         6.3      WARN...........................................................................................36

ARTICLE VII CONDITIONS TO THE TRANSFER...........................................................................37
         7.1      Conditions to the Obligations of Each Party....................................................37
         7.2      Conditions to the Obligations of Seller........................................................37
         7.3      Conditions to the Obligations of Acquiror......................................................38

ARTICLE VIII TERMINATION.........................................................................................40
         8.1      Termination....................................................................................40
         8.2      Effect of Termination..........................................................................40

ARTICLE IX TAX MATTERS...........................................................................................41
         9.1      Preparation of Tax Returns; Responsibility for Taxes...........................................41
         9.2      Section 338 Elections..........................................................................43
         9.3      Access to Information..........................................................................44
         9.4      Transfer Taxes.................................................................................45
         9.5      Tax Indemnification by Acquiror................................................................46

ARTICLE X SURVIVAL; INDEMNIFICATION..............................................................................46
         10.1     Survival of Representations and Warranties and Covenants.......................................46
         10.2     Indemnification by Acquiror....................................................................47
         10.3     Indemnification by Seller......................................................................48




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

                                                                                                               Page
                                                                                                               ----
         10.4     Limitations....................................................................................50
         10.5     Procedure......................................................................................51
         10.6     Exclusive Remedies.............................................................................52

ARTICLE XI MISCELLANEOUS.........................................................................................52
         11.1     Entire Agreement...............................................................................52
         11.2     Notices........................................................................................53
         11.3     Amendments; No Waivers.........................................................................54
         11.4     Expenses.......................................................................................54
         11.5     Successors and Assigns.........................................................................54
         11.6     Certain Interpretive Matters...................................................................55
         11.7     Governing Law..................................................................................55
         11.8     Counterparts; Effectiveness....................................................................55
         11.9     Knowledge......................................................................................55
         11.10    Consent to Jurisdiction........................................................................56
         11.11    Confidentiality................................................................................56
         11.12    Severability...................................................................................56




                                      (iii)